UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2026

WaterBridge Infrastructure LLC

(Exact name of registrant as specified in its charter)

Delaware	001-42850	33-4546086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 San Felipe Street, Suite 1200 Houston, Texas 77056
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 230-8864

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A shares representing limited liability company interests	WBI	New York Stock Exchange NYSE Texas, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2026, the Board of Directors (the “Board”) of WaterBridge Infrastructure LLC (NYSE: WBI; NYSE TX: WBI) (the “Company”) appointed Valerie Chase to serve on the Board, with a term expiring at the Company’s 2026 annual meeting of shareholders or her earlier resignation or removal. The Board has determined that Ms. Chase is an “independent director” under the applicable rules of the New York Stock Exchange and NYSE Texas, Inc. and the U.S. Securities and Exchange Commission (“SEC”) and has appointed her to serve as the Chair of the Audit Committee of the Board. Ms. Chase will replace Kara Goodloe Harling on the Audit Committee and Ms. Goodloe Harling will continue to serve as a member of the Board.

Ms. Chase has more than 20 years of experience in finance, accounting and corporate governance. From 2010 to 2018, Ms. Chase served in various different roles at Apache Corporation (now APA Corporation), leading to her role as the head of accounting policy and financial controls. From 2018 to 2021, Ms. Chase served as the Vice President, Chief Accounting Officer and Controller of Magnolia Oil & Gas Corporation where she was a key member of the leadership team during its initial business combination and subsequent operation as a public company. Ms. Chase received a Bachelor of Economics and a Master of Accounting degree from the University of Michigan in Ann Arbor and is a Certified Public Accountant in the State of Texas.

We believe that Ms. Chase’s experience in finance, accounting and corporate governance, as well as her expertise in accounting procedures, policies and financial controls make her well qualified to serve as a member of the Board.

In accordance with the Company’s policies for compensating non-employee directors, Ms. Chase will receive (i) a grant of 2,830 restricted stock units (“RSUs”) under the WaterBridge Infrastructure LLC Long Term Incentive Plan, as may be amended and/or supplemented from time to time (the “Plan”), as compensation for her partial year of service on the Board, which RSUs will vest on September 18, 2026, (ii) an annual cash retainer of $100,000 as compensation for her service on the Board, (iii) an additional annual cash retainer of $10,000 for her service on the Audit Committee and (iv) an additional annual cash retainer of $10,000 for her service as the Chair of the Audit Committee, in each case, to be paid quarterly in advance and prorated for any partial quarter of service. The terms of her RSUs are generally in accordance with the Form of Restricted Share Unit Award Agreement, a copy of which was filed with the SEC on September 24, 2025, as Exhibit 10.3 to the Company’s Current Report on Form 8-K.

In connection with her appointment as a director on the Board, the Company entered into an indemnification agreement with Ms. Chase, dated April 13, 2026 (the “Indemnification Agreement”). The Indemnification Agreement requires, among other things, the Company to indemnify Ms. Chase to the fullest extent permitted by law against liabilities that may arise by reason of her service to the Company, and to advance or pay expenses incurred as a result of any proceeding against her as to which she could be indemnified. The terms of the Indemnification Agreement are generally in accordance with the Form of Indemnification Agreement, a copy of which was filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1, as amended, filed with the SEC on September 3, 2025. The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Form of Indemnification Agreement.

There are no arrangements or understandings between Ms. Chase and any other person pursuant to which she was selected to serve as a director of the Board, and there are no relationships or transactions involving Ms. Chase with the Company or any of its subsidiaries that would require disclosure under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERBRIDGE INFRASTRUCTURE LLC

By:	/s/ Scott L. McNeely
Name: Scott L. McNeely
Title: Chief Financial Officer

Date: April 14, 2026